KUTAK ROCK LLP suite 3000 1801 California Street denver, colorado 80202-2626 303-297-2400 Facsimile 303-292-7799 www.kutakrock.com

January 5, 2018

U.S. Energy Corp.

950 S. Cherry Street, Suite 1515

Denver, CO 80246

Re:	At-The-Market Offering of Common Stock

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the sale and issuance, from time to time, by U.S. Energy Corp., a Wyoming corporation (the “Company”), pursuant to that certain Common Stock Sales Agreement dated January 5, 2018 (the “Sales Agreement”), by and between the Company and Northland Securities, Inc., of shares of the Company’s common stock, par value $0.01 per share, having an aggregate sales price of up to $2,500,000 (the “Shares”) in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “Act”).

The Shares have been registered pursuant to a Registration Statement on Form S-3 (File No. 333-204350) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) the Act, and the related prospectus included therein (the “Prospectus”), as supplemented by the prospectus supplement dated January 5, 2018 filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related Prospectus and Prospectus Supplement, the Sales Agreement, the Company’s Restated Articles of Incorporation, as amended, and Restated Bylaws, as amended, each as currently in effect, and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon the representations, warranties and statements made in originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard thereto, and, accordingly, we do not express any opinion or belief as to matters that might have been disclosed by independent verification.

Kutak Rock LLP

U.S. Energy Corp.

January 5, 2018

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures; the genuineness and authenticity of all documents submitted to us as originals; the accuracy and completeness of all documents submitted to us; the conformity to originals of all documents submitted to us as copies; the legal capacity of all natural persons; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents (other than by the Company) where due authorization, execution and delivery are prerequisites to the effectiveness of such documents.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly and validly authorized and, when issued and sold in accordance with the Sales Agreement, the Registration Statement and the related Prospectus and Prospectus Supplement, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion letter is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

Very truly yours,

/s/ Kutak Rock LLP
Kutak Rock LLP